Solésence, Inc, 10-K/A

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-53445, No. 333-74170, No. 333-119466, No. 333-150765, No. 333-187649, and No. 333-255357) on Form S-8 and Registration Statements (No. 333-90326, No. 333-116224, No. 333-140461, and No. 333-163363) on Form S-3 of Solesence, Inc. of our report dated March 31, 2026, except for the correction of a misstatement described in Note 3 and financing matters described in Note 4 as to which the date is November 10, 2026, relating to the consolidated financial statements, of Solesence, Inc., appearing in this Annual Report on Form 10-K/A (Amendment No. 2) of Solesence, Inc. for the year ended December 31, 2025.

Milwaukee, Wisconsin

November 10, 2026